UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 25, 2022

ARMATA PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Washington	001-37544	91-1549568
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4503 Glencoe Avenue Marina del Rey, California	90292
(Address of principal executive offices)	(Zip Code)

(310) 655-2928

(Registrant’s Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	ARMP	NYSE American

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2022, Steve R. Martin notified Armata Pharmaceuticals, Inc. (the “Company”) that he intends to retire as Chief Financial Officer and Senior Vice President (and Principal Financial and Accounting Officer) of the Company effective as of June 30, 2022 (the “Transition Date”).

Mr. Martin has agreed to continue his employment with the Company as an advisor to his successor in the Principal Financial and Accounting Officer role (such successor described in more detail below) from the Transition Date through December 31, 2022 (the “Transition Period”). In exchange for these transition services, the Company’s Board of Directors (the “Board”) approved an advisory agreement (the “Advisory Agreement”) for Mr. Martin that provides the following payments and benefits during the Transition Period: (i) continued payment of his annual base salary at his current rate; (ii) continued participation in the Company’s employee welfare, benefit, retirement and fringe benefit plans, as amended from time to time, on the same terms as applicable to members of the Company’s executive team; provided that (x) he shall not be eligible to receive grants of equity awards or to participate in the annual bonus program for the 2022 fiscal year, and (y) he shall cease to accrue paid time off during the Transition Period; and (iii) one half of the outstanding and unvested Company stock options held by Mr. Martin as of the last day of the Transition Period shall become fully vested, and all vested stock options held by Mr. Martin as of that date shall remain exercisable in full for their remaining 10-year term. The Advisory Agreement replaces and supersedes the offer letter agreement between Mr. Martin and the Company dated as of January 18, 2016, as amended as of April 1, 2017.

On March 25, 2022, the Board appointed Erin Butler to serve as (i) Vice President of Finance and Administration of the Company, effective April 1, 2022, and (ii) Principal Financial and Accounting Officer of the Company, effective July 1, 2022. In connection with her appointment as Vice President of Finance and Administration, the Company entered into an employment agreement (the “Employment Agreement”) with Ms. Butler that provides the following payments and benefits: (i) an annual base salary at the rate of $290,000, effective April 1, 2022; (ii) a target annual bonus award opportunity equal to 30% of her annual base salary, subject to achievement of certain milestones established by the Board; (iii) a stock option to purchase 50,000 shares of the Company’s common stock, subject to approval by the Compensation Committee of the Board; (iv) subject to her continuing compliance with a customary propriety information and invention agreement and execution of a release in favor of the Company, a severance benefit equal to 6-months of continued base salary in the event her employment is involuntarily terminated without “cause” (and other than due to death or disability), or she terminates her employment for “good reason” (an “Involuntary Termination”); and (v) if the Involuntary Termination occurs within one month prior to, or twelve months following, a “change in control”, full vesting of all of her outstanding equity awards that are subject to time-based vesting requirements.

Prior to her appointment as Vice President of Finance and Administration, Ms. Butler served as the Company’s Sr. Director, Corporate Controller since September 2017. From June 2016 to September 2017, Ms. Butler served as Assistant Controller of Inovio, Inc., a publicly traded biotechnology company focused on developing and commercializing DNA medicines for protection from infectious diseases and treatment of various cancers and HPV-associated diseases. Ms. Butler’s previous experience includes serving as Assistant Controller of Apricus Biosciences, Inc. a publicly traded pharmaceutical company, and as an auditor for Deloitte and Touche, LLP, a public accounting firm.

Other than as set forth above, there is no arrangement or understanding between Ms. Butler and any other person pursuant to which she was selected as an officer of the Company, and there are no family relationships between Ms. Butler and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Ms. Butler has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

The foregoing description of each of the Advisory Agreement and the Employment Agreement is qualified in its entirety by reference to the full texts of each of those agreements, copies of which are included as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Advisory Agreement, dated March 28, 2022, between the Company and Mr. Martin.

10.2	Employment Agreement, dated March 28, 2022, between the Company and Ms. Butler.

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2022	Armata Pharmaceuticals, Inc.

	By:	/s/ Brian C. Varnum
	Name:	Brian C. Varnum
	Title:	Chief Executive Officer